Exhibit 99.1

Contact:
Investor or Media Inquiries, T. Wilson Eglin, Chief Executive Officer
Lexington Realty Trust
Phone: (212) 692-7200 E-mail: tweglin@lxp.com

FOR IMMEDIATE RELEASE
Thursday, March 27, 2008

LEXINGTON REALTY TRUST ANNOUNCES CLOSING OF
11 ASSETS INTO SPECIALTY CO-INVESTMENT PROGRAM

New York, NY – March 27, 2008 – Lexington Realty Trust (“Lexington”) (NYSE:LXP), a real estate investment trust (REIT) focused on single-tenant real estate investments, today announced that its co-investment program with Inland American Real Estate Trust, Inc. closed on the acquisition of an additional 11 primarily single-tenant net leased assets from Lexington and its subsidiaries for an aggregate purchase price of $270.2 million, including the assumption of non-recourse first mortgage financing secured by certain of the assets.  The 11 properties contain an aggregate of more than 2.0 million net rentable square feet, and are located in 6 states.

Selected information about the 11 primarily single tenant net leased assets is set forth in Lexington’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 21, 2008.

As previously announced, the co-investment program is under contract to acquire a property in Garland, Texas and a property in The Woodlands, Texas from Lexington and its subsidiaries.  Closing on these two additional properties is expected to occur during the second quarter of 2008.

The acquisition of these two assets by the co-investment program is subject to satisfaction of conditions precedent to closing, including obtaining additional ownership interests in one of the properties, obtaining lender consents, obtaining certain other consents and waivers, the continuing financial solvency of the tenants, and certain other customary conditions. Accordingly, neither Lexington nor the Partnership can provide any assurance that the acquisition by the co-investment program will be completed.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust is a real estate investment trust that owns, invests in, and manages office, industrial and retail properties net-leased to major corporations throughout the United States and provides investment advisory and asset management services to investors in the net lease area. Lexington shares are traded on the New York Stock Exchange under the symbol “LXP”.  Additional information about Lexington is available on-line at www.lxp.com or by contacting Lexington Realty Trust, Investor Relations, One Penn Plaza, Suite 4015, New York, New York 10119-4015.

ABOUT INLAND AMERICAN REAL ESTATE TRUST, INC.
Inland American Real Estate Trust, Inc. is a real estate investment trust focused on acquiring and owning a diversified portfolio, including retail, office, multi-family and industrial/distribution and hospitality properties within the United States and Canada, either directly, or indirectly through joint ventures, or by acquiring REITs or other "real estate operating companies.”  As of December 31, 2007, the company’s portfolio consisted of 641 wholly owned and joint venture interests in  properties, located in 33 states for a total of approximately 34.3 million gross leasable square feet.  The company also owned 76 hotels totaling 10,411 rooms as of year-end 2007.  Inland American is one of four REITs that are, or have been, sponsored by affiliates of The Inland Real Estate Group of Companies, Inc.  For further information regarding Inland American, please refer to the company website at www.inland-american.com or contact the following:

George A. Pandaleon, President Inland Institutional Capital Partners Corporation (Investors) (630)-368-2247 E-mail: pandaleon@inlandgroup.com	Joel Cunningham The Inland Real Estate Group of Companies, Inc. (Media) (630) 218-8000 Ext. 4897 E-mail: cunninghamj@inlandgroup.com

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties or other factors not under Lexington's control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the headings "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in Lexington’s periodic reports filed with the SEC, including risks related to the failure to complete the sale of any of the two additional assets to the co-investment program. Copies of the periodic reports Lexington files with the SEC are available on Lexington’s website at www.lxp.com. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "estimates," "projects" or similar expressions. Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events. Accordingly, there is no assurance that Lexington's expectations will be realized.